Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated June 30, 2021, with respect to the consolidated financial statements and financial statement schedule II of General Mills Inc., and the effectiveness of internal control over financial reporting, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/S/ KPMG LLP

Minneapolis, Minnesota

November 4, 2021